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                                 EXHIBIT 99.4

                             FORM OF PRESS RELEASE

Contact:  Dana Perry
          Vice President & CFO
          817-297-4361


AZTEC MANUFACTURING CO. ADOPTS A SHAREHOLDER RIGHTS PLAN

FORT WORTH, Texas, January 7, 1999, Aztec Manufacturing Co. [NYSE: AZZ] (the "Company") today announced that its Board of Directors at a meeting held on January 7, 1999 has declared a dividend distribution of one right (a "Right") for each outstanding share of its common stock, par value $1.00 per share (the "Common Stock"). The distribution is payable on February 4, 1999 (the "Record Date") to the stockholders of record as of the close of business on the Record Date. Each Right, upon the occurrence of certain events, will entitle the registered holder thereof (unless such holder is an Acquiring Person, as that term is defined in the Rights Agreement described below, or affiliated with such a person) to purchase from the Company one share of Common Stock at a price (the "Purchase Price") of $60.00 per share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 7, 1999 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

The Rights Agreement is designed to protect the Company from unfair or coercive takeover attempts and to prevent a potential acquiror from gaining control of the Company without fairly compensating all of the Company's shareholders.

The rights are represented by and will initially trade with the Company's Common Stock. There are no separate certificates or market for the rights.

The rights do not become exercisable or trade separately from the Common Stock unless one or both of the following conditions are met: a public announcement that a person has acquired 15% or more of the Common Stock of the Company, or a tender or exchange offer is made for 15% or more of the Common Stock of the Company.

Under certain circumstances the rights entitle the holders to buy the Company's stock at a 50% discount. In the event that (1) the Company is the surviving corporation in a merger or other business combination with an entity that owns 15% or more of the Company's outstanding stock; (2) there is any type of recapitalization of the Company that results in an increase by more than 1% in the proportionate share of equity securities of the Company owned by a person who owns 15% or more of the Company's outstanding stock; or (3) any person shall acquire beneficial ownership of 15% of the Company's outstanding stock (unless such acquisition is made pursuant to a tender or exchange offer for all outstanding shares of the Company, upon terms and conditions determined by a majority of the Disinterested Directors of the Company to be in the best interest of the Company and its shareholders (a "Qualified Offer")), each right holder will have the option to buy $120.00 in value of the Common Stock of the Company for the $60.00 purchase price of the Right. Following the occurrence of the events set forth above, all rights that are or, under certain circumstances, were, beneficially owned by the acquiror will be null and void.
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Under certain circumstances the rights entitle the holders to buy shares of the acquiror's Common Stock at a 50% discount. In the event that, at any time after a person has acquired 15% or more of the Company's Common Stock, (1) the Company is acquired in a merger or business combination transaction in which the Company is not the surviving corporation (other than a merger or business combination with a person that acquired its shares pursuant to a Qualified Offer); (2) the Company is the surviving corporation in a transaction in which all or part of the Common Stock is exchanged for cash, property or securities of any other person (other than a transaction with a person that acquired its shares pursuant to a Qualified Offer); or (3) more than 50% of the assets, cash flow or earning power of the Company is sold, each right holder will have the option to purchase $120.00 in value of the stock of the acquiring company for the $60.00 purchase price of the right.

The rights may be redeemed by the Company for $0.01 per right at any time until 10 business days following the first public announcement of the acquisition of beneficial ownership of 15% of the Company's Common Stock.

A copy of the Rights Agreement is being filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company.

                                      ***

Aztec Manufacturing Co. is a manufacturer of electrical products for the industrial market and a provider of galvanizing services and oil field tubular products.